Exhibit 5.1 Opinion of The Otto Law Group, PLLC
[Letterhead of The Otto Law Group, PLLC]

May 29, 2009

Global West Resources, Inc.
27651 La Paz Road, Suite A
Laguna Niguel, CA 92677

Re:	Registration of common stock of Global West Resources, Inc., a Nevada corporation (the “Company”)

Dear Sir or Madam:

In connection with the registration on Form S-1 (the “Registration Statement”) under the Securities Act of 1933, as amended, of an aggregate 1,870,000 shares of common stock (the “Shares”) for resale by the shareholders of the Company, we have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of this opinion and, based thereon, we advise you that, in our opinion, when the Shares have been issued, the Shares will be validly issued, fully paid and non-assessable shares of common stock of the Company.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 5.1 to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement, including any prospectuses constituting a part thereof, and any amendments thereto.

Very truly yours,

/s/ The Otto Law Group, PLLC
The Otto Law Group, PLLC